Exhibit 4.7

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
NEUROCO, INC.
WARRANT TO PURCHASE STOCK

Warrant No.: WCS-1	Issued on November 21, 2017
Warrant Shares: 153,200	Void after November 21, 2024
This certifies that in consideration of value received by NeuroCo, Inc., a Delaware corporation (the “Company”), with principal offices at 735 Pastoria Avenue, Sunnyvale, CA 94085-2918, receipt of which is hereby acknowledged Janus Capital Funds PLC on behalf of its Series Janus Henderson Global Life Sciences Fund (the “Holder”) is entitled, subject to the terms and conditions of this Warrant, to purchase from the Company, from time to time, at a price per share equal to the Warrant Price at any time prior to the earlier of: (i) the Expiration Date, (ii) a Deemed Liquidation Event or (iii) an Initial Public Offering, up to that number of the shares of Warrant Stock equal to the Purchase Amount divided by the Warrant Price, upon surrender of this Warrant at the principal offices of the Company, together with a duly executed subscription form in the form attached hereto as Exhibit 1 and simultaneous payment of an amount equal to the product obtained by multiplying the Warrant Price by the number of shares of Warrant Stock so purchased in lawful money of the United States, or if permitted, by an election to net exercise as set forth in Section 2.6. The Warrant Price and the number and character of shares of Warrant Stock purchasable under this Warrant are subject to adjustment as provided herein.
This Warrant has been issued pursuant to that certain Third Series C Preferred Stock Purchase Agreement, dated as of July 7, 2017 (the “Purchase Agreement”), by and among the Silk Road Medical, Inc. (“SRM”), the original Holder of this Warrant and certain other Investors (as defined in the Purchase Agreement), and is subject to the provisions thereof.

1.	DEFINITIONS. The following definitions shall apply for purposes of this Warrant:
“Affiliate” means any Person or entity, directly or indirectly controlling, controlled by or under common control with such Person or entity, including, but not limited to, (i) a general partner, limited partner, or retired partner affiliated with such Person or entity, (ii) a fund, partnership, limited liability company or other entity that is affiliated with such Person or entity, (iii) a director, officer, stockholder, partner or member (or retired partner or member) affiliated with such Person or entity, or (iv) or to the estate of any such partner or member (or retired partner or member) affiliated with such Person or entity. Notwithstanding the above, neither the Company nor any of its subsidiaries shall be deemed to be an Affiliate of Holder.

“Business Day” shall mean a day other than a Saturday, Sunday or any other day on which banks in the State of New York are required or obligated by law or executive order to close.
“Certificate of Incorporation” means Company’s Certificate of Incorporation, as amended from time to time.
“Common Stock” means the Company’s Common Stock, par value $0.001 per share.
“Company” shall include, in addition to the Company identified in the opening paragraph of this Warrant, any corporation or other entity that succeeds to the Company’s obligations under this Warrant, whether by permitted assignment, by merger or consolidation or otherwise.
“Deemed Liquidation Event” means (a) a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary of the Company in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock or other equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock or other equity securities of (1) the surviving or resulting corporation, limited liability company, partnership, association, joint-stock corporation, trust or other form of business entity (a “Party”) or (2) if the surviving or resulting Party is a wholly owned subsidiary of another Party immediately following such merger or consolidation, the parent entity of such surviving or resulting Party; or (b)         the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a direct or indirect wholly owned subsidiary of the Company.
“Expiration Date” means 5:00 p.m. Pacific Time on November 21, 2024 or such earlier date and time on which the Warrant ceases to be exercisable as provided in Section 4.
“Initial Public Offering” means a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of the Company’s Common Stock for the account of the Company.
“Person” means an individual, partnership (whether general or limited), joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.
“Purchase Amount” means $10,724.00.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute thereto.
“Warrant” means this Warrant and any warrant(s) delivered in substitution or exchange therefor, as provided herein.

“Warrant Price” means $0.07 per share. The Warrant Price is subject to adjustment as provided herein.
“Warrant Stock” means the Company’s Common Stock, par value $0.001 per share. The number and character of shares of Warrant Stock are subject to adjustment as provided herein and the term “Warrant Stock” shall include stock and other securities and property at any time receivable or issuable upon exercise of this Warrant taking into account all such adjustments.
2.    EXERCISE.
2.1    Method of Exercise. Subject to the terms and conditions of this Warrant, Holder may exercise this Warrant in whole or in part, at any time or from time to time, on any Business Day before the earlier of: (i) the Expiration Date, (ii) the occurrence of a Deemed Liquidation Event or (iii) an Initial Public Offering, for up to that number of shares of Warrant Stock that is obtained by dividing the Purchase Amount by the then effective Warrant Price. This Warrant shall be exercised by surrendering this Warrant at the principal offices of the Company, with the subscription form attached hereto duly executed by Holder, and by payment in a form specified in Section 2.2 of an amount equal to the product obtained by multiplying (i) the number of shares of Warrant Stock to be purchased by Holder by (ii) the Warrant Price as determined in accordance with the terms hereof or, if applicable, an election to net exercise the Warrant as provided in Section 2.6 for the number of shares to be acquired in connection with such exercise. Holder may deliver the subscription form attached hereto duly executed by Holder in order to exercise this Warrant in connection with an Initial Public Offering or a Deemed Liquidation Event, with the exercise and payment to be contingent upon consummation of the transaction.
2.2    Form of Payment. Payment for the Warrant Stock upon exercise may be made by (a) a check payable to the Company’s order, (b) wire transfer of funds to the Company, (c) cancellation of indebtedness of the Company to Holder, (d) by net exercise as provided in Section 2.6, or (e) any combination of the foregoing.
2.3    Partial Exercise. Upon a partial exercise of this Warrant: (a) the Purchase Amount immediately prior to such partial exercise shall be reduced by the aggregate Purchase Amount of such partial exercise, and (b) this Warrant shall be cancelled and replaced with a new Warrant of like tenor in which the stated Purchase Amount is the Purchase Amount as so reduced.
2.4    No Fractional Shares. No fractional shares may be issued upon any exercise of this Warrant. If upon exercise of this Warrant in whole or in part, a fraction of a share would otherwise result, then in lieu of such fractional share, the Company shall pay to Holder an amount in cash equal to such fraction of a share multiplied by the applicable Warrant Price.
2.5    Restrictions on Exercise. As a condition to the exercise of this Warrant, Holder shall execute the subscription form attached hereto as Exhibit 1, confirming and acknowledging that the representations and warranties of the original Holder set forth in Section 4 of the Purchase Agreement are true and complete as of the date of exercise.

2.6    Net Exercise Election.
2.6.1    Holder may elect to convert all or any portion, of this Warrant, without the payment by Holder of any additional consideration, by the surrender of this Warrant to the Company, with the net exercise election selected in the subscription form attached hereto, duly executed by Holder, into up to the number of shares of Warrant Stock that is obtained under the following formula:

X =	Y (A-B)
A

where	X =	the number of shares of Warrant Stock to be issued to Holder pursuant to a net exercise of this Warrant effected pursuant to this Section 2.6.

	Y =	the Purchase Amount divided by the Warrant Price.

	A =	the fair market value of one share of Warrant Stock, determined at the time of such net exercise as set forth in the last paragraph of this Section 2.6.

	B =	the Warrant Price.
The Company will promptly respond in writing to an inquiry by Holder as to the then current fair market value of one share of Warrant Stock.
2.6.2    For purposes of the above calculation, fair market value of one share of Warrant Stock shall be determined by the Company’s Board of Directors in good faith; provided, however, that if on the relevant exercise date for which such value must be determined, then the fair market value per share of the Warrant Stock shall be the per-share offering price to the public as set forth in the Company’s final prospectus filed with the Securities and Exchange Commission.
3.    ISSUANCE OF STOCK. Except as set forth in Section 4, this Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Warrant Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As soon as practicable on or after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of whole shares of Warrant Stock issuable upon such exercise, together with payment of any fractional shares pursuant to Section 2.4.
4.    EXERCISES IN CONNECTION WITH CERTAIN TRANSACTIONS. If the Company proposes at any time to effect a Deemed Liquidation Event or an Initial Public Offering, the Company shall give the Holder at least ten (10) days advance written notice (each, a “Transaction Notice”) of the anticipated closing date for such Deemed Liquidation Event or the anticipated initial closing date for such Initial Public Offering, as applicable.
If pursuant to a Transaction Notice, Holder has not elected to exercise this Warrant under Section 2 in connection with a Deemed Liquidation Event or an Initial Public Offering, then upon the effective date of the Deemed Liquidation Event or the initial closing of the Initial Public Offering, this Warrant shall automatically be deemed net exercised in full pursuant to Section 2.6 above.

5.    ADJUSTMENT PROVISIONS. The number and character of shares of Warrant Stock issuable upon exercise of this Warrant and the Warrant Price therefor, are subject to adjustment upon each event in Sections 5.1 through 5.4 occurring between the date this Warrant is issued and earlier of the time that it is exercised in full or the Expiration Date:
5.1    Adjustment for Stock Splits and Stock Dividends, Etc.. If the Company declares or pays a dividend or distribution on the outstanding shares of the Warrant Stock payable in Common Stock or other securities or property (other than cash), then upon exercise of this Warrant, for each share of Warrant Stock acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the shares of Warrant Stock of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of Warrant Stock by reclassification or otherwise into a greater number of shares, the number of shares of Warrant Stock purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of Warrant Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of shares of Warrant Stock shall be proportionately decreased.
5.2    Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive a dividend or other distribution payable with respect to the Warrant Stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 5.1 or Section 5.3) or (b) assets (other than cash) which dividend or distribution is actually made (each a “Dividend Event”), then, and in each such case, Holder, upon exercise of this Warrant at any time after such Dividend Event, shall receive, in addition to the shares of Warrant Stock, the securities or such other assets of the Company that would have been payable to Holder if Holder had completed such exercise of this Warrant, immediately prior to such Dividend Event.
5.3    Adjustment for Reorganization, Consolidation, Merger. (a) In case of any recapitalization or reorganization of the Company or (b) in case the Company shall consolidate with or merge into one or more other corporations or entities which results in a change of the Warrant Stock (each, a “Reorganization Event”), then, and in each such case, Holder, upon the exercise of this Warrant after such Reorganization Event shall be entitled to receive, in lieu of the stock or other securities and property that Holder would have been entitled to receive upon such exercise prior to such Reorganization Event, the stock or other securities or property which Holder would have been entitled to receive upon such Reorganization Event if, immediately prior to such Reorganization Event, Holder had completed such exercise of this Warrant, all subject to further adjustment as provided in this Warrant. If after such Reorganization Event, the Warrant is exercisable for securities of a corporation or entity other than the Company, then such corporation or entity shall duly execute and deliver to Holder a supplement hereto acknowledging such corporation’s or other entity’s obligations under this Warrant; and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such Reorganization Event.
5.4    Conversion of Stock. In case all (a) the authorized Warrant Stock is converted, pursuant to the Company’s Certificate of Incorporation, into Common Stock or other securities or property, or (b) the Warrant Stock otherwise ceases to exist or to be authorized by the Company’s Certificate of Incorporation (each, a “Stock Event”), then Holder, upon exercise of this Warrant at any time after such Stock Event, shall receive, in lieu of the number of shares of Warrant Stock that would have been issuable upon exercise of this Warrant immediately prior to such Stock Event, the stock and other securities and property that Holder would have been entitled to receive upon the Stock Event, if, immediately prior to such Stock Event, Holder had completed such exercise of this Warrant.
5.5    Notice of Adjustments. Upon the occurrence of each adjustment or readjustment or the Warrant Price or the number of shares of Warrant Stock or other securities issuable upon the exercise of this Warrant, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and shall promptly give written notice to the Holder of each adjustment under Section 5 of the Warrant Price or the number of shares of Warrant Stock or other securities that remain issuable upon exercise of this Warrant. The notice shall describe the adjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.
5.6    No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Warrant Price or in the number of shares of Warrant Stock issuable upon its exercise.
5.7    Reservation of Stock. If the number of shares of Warrant Stock or other securities issuable upon exercise of this Warrant that are authorized and unissued under the Company’s Certificate of Incorporation shall not be sufficient to effect the exercise of this Warrant in full, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Warrant Stock or other securities issuable upon exercise of this Warrant as shall be sufficient for such purpose.
6.    NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder against wrongful impairment. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and nonassessable shares of Warrant Stock upon the exercise of this Warrant.
7.    PROVISIONS RELATING TO STOCKHOLDER RIGHTS.
7.1    No Voting or Other Rights. This Warrant does not entitle Holder to any voting rights or other rights as a stockholder of the Company, unless and until (and only to the extent that) this Warrant is actually validly exercised for shares of the Company’s capital stock in accordance with its terms. In the absence of valid exercise of this Warrant, no provisions of this Warrant, and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.
8.    REPRESENTATIONS AND WARRANTIES
8.1    Representation and Warranties of the Company. The Company hereby represents and Warrants to the Holder that:
(i)    all shares of Warrant Stock which may be issued upon the exercise of this Warrant, and all securities issuable upon conversion of the shares of Warrant Stock, shall, upon issuance, be duly authorized, validly issued, fully pain and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal or state securities laws;
(ii)    the Warrant Price does not exceed the fair market value of the Company’s common stock as of the date this Warrant is issued;

(iii)    as of the date this Warrant is issued, the authorized capital stock of the Company consists of 10,000,000 shares of its Common Stock, of which there are 3,932,480 shares issued and outstanding; and
(iv)    the Company has reserved 200,000 shares of Common Stock for issuance to employees, directors and consultants of the Company under the Company’s 2015 Equity Incentive Plan (the “Plan”), of which there are outstanding options to purchase 191,838 shares of Common Stock under the Plan.
8.2    Representation and Warranties of Holder. Holder hereby represents and warrants to the Company that each of the representations and warranties set forth in Section 4 of the Purchase Agreement is true and correct as of Closing Date (as defined in the Purchase Agreement), with the same force and effect as if made hereunder and to the Company, mutatis mutandis, with respect to this Warrant, the Warrant Stock and the Common Stock issuable upon conversion of such Warrant Stock.
9.    RESTRICTIONS ON TRANSFER OF THE WARRANT AND WARRANT STOCK; COMPLIANCE WITH SECURITIES LAWS.
By acceptance of this warrant, the holder agrees to comply with the following:
9.1    Restrictions on Transfers. Except with respect to Permitted Transfers pursuant to Section 9.2 below, this Warrant may not be transferred or assigned in whole or in part without the Company’s prior written consent, and any attempt by Holder to transfer or assign any rights, duties or obligations that arise under this Warrant without such permission shall be void. Any transfer of this Warrant or the Warrant Stock (the “Securities”) must be in compliance with all applicable federal and state securities laws. The Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Securities subject to, and to be bound by, the terms and conditions set forth in this Warrant to the same extent as if the transferee were the original Holder hereunder, and
(v)    there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or
(vi)    (A) such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, (B) the transferee shall have confirmed to the satisfaction of the Company in writing, substantially in the form of Exhibit A-1, that the Securities are being acquired (i) solely for the transferee’s own account and not as a nominee for any other party, (ii) for investment and (iii) not with a view toward distribution or resale, and shall have confirmed such other matters related thereto as may be reasonably requested by the Company, and (C) such Holder shall have furnished the Company, at the Holder’s expense, with evidence reasonably]satisfactory to the Company that such disposition will not require registration of such Securities under the Securities Act, whereupon such Holder shall be entitled to transfer such Securities in accordance with the terms of the notice delivered by the Holder to the Company.
9.2    Permitted Transfers. Permitted transfers with respect to Section 9 include (i) a transfer not involving a change in beneficial ownership, except that in the case of a transfer of 100% of the shares of SRM held by the Holder at the time of such share transfer, the transfer of this Warrant to the transferee of such shares shall be deemed a permitted transfer hereunder, or (ii) transactions involving the distribution without consideration of Securities by any Holder to (x) a parent, subsidiary or other Affiliate of a Holder that is a corporation, (y) any of the Holder’s partners, members or other equity owners, or retired partners or members, or to the estate of any of its partners, members or other equity owners or retired partners or members, or (z) a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, the Holder; provided, in each case, that the Holder shall give written notice to the Company of the Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition. Notwithstanding the restrictions on transfer set forth in Section 9.1, the Holder shall be permitted to transfer this Warrant: (i) after the third anniversary of the date first set forth above with the consent of the Company and the stockholders of the Company represented by or affiliated with Warburg Pincus, which consents shall not be unreasonably withheld, conditioned or delayed; (ii) to its affiliated funds; (iii) pursuant to and in compliance with Rule 144 promulgated under the Securities Act and (iv) pursuant to a Deemed Liquidation Event.
9.3    Securities Law Legend. Each certificate, instrument or book entry representing the Securities shall (unless otherwise permitted by the provisions of this Warrant) be notated with a legend substantially similar to the following (in addition to any legend required by state securities laws):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.
9.4    Market Stand-off Legend. Each certificate, instrument or book entry representing the Warrant Stock issued upon exercise hereof shall also be notated with a legend in substantially the following form:
THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN THE WARRANT PURSUANT TO WHICH THESE WARRANT STOCK WERE ISSUED, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.
9.5    Instructions Regarding Transfer Restrictions. The Holder consents to the Company making a notation on its records and giving instructions to any transfer agent in order to implement the restrictions on transfer established in this Section 9.
9.6    Removal of Legend. The legend referring to federal and state securities laws identified in Section 9 notated on any certificate evidencing the Warrant Stock and the stock transfer instructions and record notations with respect to such securities shall be removed, and the Company shall issue a certificate without such legend to the holder of such securities (to the extent the securities are certificated), if (i) such securities are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of such securities may be made without registration, qualification or legend.
9.7    No Transfers to Bad Actors; Notice of Bad Actor Status. The Holder agrees not to sell, assign, transfer, pledge or otherwise dispose of any securities of the Company, or any beneficial interest therein, to any person (other than the Company) unless and until the proposed transferee confirms to the reasonable satisfaction of the Company that neither the proposed transferee nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members nor any person that would be deemed a beneficial owner of those securities (in accordance with Rule 506(d) of the Securities Act) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company. The Holder will promptly notify the Company in writing if the Holder or, to the Holder’s knowledge, any person specified in Rule 506(d)(1) under the Securities Act becomes subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act.
9.8    Market Stand-off. The Holder of this Warrant hereby agrees that such Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any common stock (or other securities) of the Company held by the Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the registration statement for the Company’s initial public offering filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this section shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may notate each such certificate, instrument or book entry with a legend with respect to the shares of common stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day (or other) period.
10.    GENERAL PROVISIONS.
10.1    Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.
10.2    Attorneys’ Fees. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Warrant, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Warrant, including attorneys’ fees.

10.3    Transfer. Subject to Section 9, this Warrant may be assigned, conveyed or transferred, in whole or in part, with the Company’s prior written consent. Subject to the foregoing, the rights and obligations of the Company and Holder under this Warrant shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.
10.4    Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.
10.5    Headings. The headings and captions used in this Warrant are used only for convenience and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.
10.6    Notices.
(a)    All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid or electronic mail:
(i)    if to Holder, at the address indicated for such party on the signature page(s) hereto; and
(ii)    if to the Company, at: 735 Pastoria Avenue, Sunnyvale, CA 94085-2918 facsimile: (408) 720-9013)Attention: Chief Executive Officer, with a copy (which shall not constitute notice) to : Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94304-1050, facsimile: (650) 493-6811, marked for attention of Philip Oettinger.
(b)    Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by overnight courier, on the first Business Day following the date of such mailing; if mailed by registered or certified mail, on the third Business Day after the date of such mailing or if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.
10.7    Amendment; Waiver. Any term of this Warrant may be amended, and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section shall be binding upon Holder each future holder of such securities, and the Company.
10.8    Severability. In the event that any part or parts of this Warrant shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Warrant which shall remain in full force and effect.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant to Purchase Stock as of the date first written above.

THE COMPANY:

NEUROCO, INC.

By:	/s/ Erica Rogers
Erica Rogers
President and Chief Executive Officer

HOLDER:

JANUS CAPITAL FUNDS PLC ON BEHALF OF ITS SERIES JANUS HENDERSON GLOBAL LIFE SCIENCES FUND

By:
Name:
Title:
Address:
c/o Janus Capital Management LLC
151 Detroit Street, 4th Floor
Denver CO 80206
Attn: Legal
With a copy, which shall not constitute notice, to:
Goodwin Procter LLP
Attn: William Davisson, Esq.
135 Commonwealth Drive
Menlo Park, CA 94025

[SIGNATURE PAGE TO WARRANT TO PURCHASE STOCK]

EXHIBIT 1
FORM OF SUBSCRIPTION
(To be completed and signed only upon exercise of Warrant)
To: NeuroCo, Inc. (the “Company”)
We refer to that certain Warrant to Purchase Stock of the Company, Warrant No. WCS-1, issued on November 21, 2017 (the “Warrant”).
Select one of the following two alternatives:
❒ Cash Exercise. On the terms and conditions set forth in the Warrant, the undersigned Holder hereby elects to purchase __________ shares of Common Stock of NeuroCo, Inc. (the “Warrant Stock”), pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full. This exercise ❒ IS ❒ IS NOT conditioned upon the completion of the Deemed Liquidation Event or the Initial Public Offering that has been described in a Transaction Notice, dated ____________________, delivered by the Company to the Holder pursuant to Section 4 of the Warrant.
❒ Net Exercise Election. On the terms and conditions set forth in the Warrant, the undersigned Holder elects to convert the Warrant into shares of Warrant Stock by net exercise election pursuant to Section 2.6 of the Warrant. This conversion is exercised with respect to ____________________ shares of Common Stock of NeuroCo, Inc. (the “Warrant Stock”) covered by the Warrant. This exercise ❒ IS ❒ IS NOT conditioned upon the completion of the Deemed Liquidation Event or the Initial Public Offering that has been described in a Transaction Notice, dated ____________________, delivered by the Company to the Holder pursuant to Section 4 of the Warrant.
In exercising the Warrant, the undersigned Holder hereby confirms and acknowledges that the representations and warranties set forth in Section 4 of the Purchase Agreement as they apply to the undersigned Holder continue to be true and complete as of this date. Please issue a certificate or certificates representing such shares of Warrant Stock in Holder’s name and deliver such certificate(s) to Holder at the address set forth below:

(Address)

(City, State, Zip Code)

(Federal Tax Identification Number)

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WHEREFORE, the undersigned Holder has executed and delivered the Warrant and this Sub- scription Form as of the date set forth below.

Date:	JANUS CAPITAL FUNDS PLC ON BEHALF OF ITS SERIES JANUS GLOBAL LIFE SCIENCES FUND

By:

Name and Title:

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